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                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")


                             AMENDATORY ENDORSEMENT


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The following changes are made to your Contract.


(a) THE FOLLOWING PROVISION IS ADDED TO YOUR CONTRACT:

FREE WITHDRAWAL AMOUNT Each Contract Year, the Free Withdrawal Amount is equal to 15% of purchase payments. Each Contract Year, you may withdraw the Free Withdrawal Amount without any Withdrawal Charge. Any Free Withdrawal Amount which is not withdrawn during a Contract year may not be carried over to increase the Free Withdrawal Amount available in a subsequent year.


(b)  THE WITHDRAWAL CHARGE PROVISION IN YOUR CONTRACT IS AMENDED AS FOLLOWS:

WITHDRAWAL CHARGE Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as described in your Contract.






Except as amended in this endorsement, the Contract remains unchanged.


       /s/ Michael J. Velotta                   /s/ Thomas Wilson

            Secretary                     Chairman and Chief Executive Officer


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